------------------------------
                                                           OMB APPROVAL
                                                  ------------------------------
                                                  OMB Number:    3235-0287
                                                  Expires:  April 30, 1997
                                                  Estimated average burden
                                                  hours per response ....... 0.5
                                                  ------------------------------

                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 4

                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940

[_] Check this box if no longer subject to Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).

________________________________________________________________________________
1.   Name and Address of Reporting Person

    Ostrin                          Holden                  L.

--------------------------------------------------------------------------------
   (Last)                           (First)             (Middle)

c/o Optimal Robotics Corp.
4700 de la Savane
--------------------------------------------------------------------------------
                                    (Street)

Montreal, Quebec                    Canada               H4P 1T7
--------------------------------------------------------------------------------
   (City)                           (State)              (Zip)


________________________________________________________________________________
2.   Issuer Name and Ticker or Trading Symbol

     Optimal Robotics Corp.                     OPMR

________________________________________________________________________________
3.   IRS or Social Security Number of Reporting Person (Voluntary)



________________________________________________________________________________
4.   Statement for Month/Year

     September 1999

________________________________________________________________________________
5.   If Amendment, Date of Original (Month/Year)


________________________________________________________________________________
6.   Relationship of Reporting Person to Issuer
     (Check all applicable)

     [X]  Director                             [_]  10% Owner
     [X]  Officer (give title below)           [_]  Other (specify below)

     Chairman, Chief Executive Officer
________________________________________________________________________________


================================================================================
           Table I -- Non-Derivative Securities Acquired, Disposed of,
                             or Beneficially Owned
================================================================================

                                                                                                                6.
                                                                 4.                              5.             Owner-
                                                                 Securities Acquired (A) or      Amount of      ship
                                                    3.           Disposed of (D)                 Securities     Form:     7.
                                                    Transaction  (Instr. 3, 4 and 5)             Beneficially   Direct    Nature of
                                      2.            Code         ------------------------------- Owned at End   (D) or    Indirect
1.                                    Transaction   (Instr. 8)                   (A)             of Month       Indirect  Beneficial
Title of Security                     Date          ------------     Amount      or     Price    (Instr. 3      (I)       Ownership
(Instr. 3)                            (mm/dd/yy)     Code     V                  (D)             and 4)         (Instr.4) (Instr. 4)
------------------------------------------------------------------------------------------------------------------------------------

Class A Shares                        9/21/99        M               94,000      A      Cdn $3.00
------------------------------------------------------------------------------------------------------------------------------------
Class A Shares                        9/20/99        S               10,000      D      US $17.56
------------------------------------------------------------------------------------------------------------------------------------
Class A Shares                        9/21/99        S                9,000      D      US $16.42
------------------------------------------------------------------------------------------------------------------------------------
Class A Shares                        9/22/99        S               15,000      D      US $16.58
------------------------------------------------------------------------------------------------------------------------------------
Class A Shares                        9/23/99        S                7,000      D      US $17.52
------------------------------------------------------------------------------------------------------------------------------------
Class A Shares                        9/24/99        S                2,000      D      US $16.50
------------------------------------------------------------------------------------------------------------------------------------
Class A Shares                        9/27/99        S               30,000      D      US $17.29
------------------------------------------------------------------------------------------------------------------------------------
Class A Shares                        9/30/99        S                5,000      D      US $17.13
------------------------------------------------------------------------------------------------------------------------------------
Class A Shares                        10/5/99        S                9,000      D      US $17.63
------------------------------------------------------------------------------------------------------------------------------------
Class A Shares                        10/6/99        S                7,000      D      US $18.25
------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

====================================================================================================================================


Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly. (Put or Type Responses)

                                                                 SEC 1474 (8-92)

Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
         (e.g., puts, calls, warrants, options, convertible securities)

================================================================================

                                                                                                                    10.
                                                                                                          9.        Owner-
                                                                                                          Number    ship
                                                                                                          of        Form
                2.                                                                                        Deriv-    of
                Conver-                        5.                              7.                         ative     Deriv-   11.
                sion                           Number of                       Title and Amount           Secur-    ative    Nature
                or                             Derivative    6.                of Underlying     8.       ities     Secur-   of
                Exer-                 4.       Securities    Date              Securities        Price    Bene-     ity:     In-
                cise         3.       Trans-   Acquired (A)  Exercisable and   (Instr. 3 and 4)  of       ficially  Direct   direct
                Price        Trans-   action   or Disposed   Expiration Date   ----------------  Deriv-   Owned     (D) or   Bene-
1.              of           action   Code     of(D)         (Month/Day/Year)            Amount  ative    at End    In-      ficial
Title of        Deriv-       Date     (Instr.  (Instr. 3,    ----------------            or      Secur-   of        direct   Owner-
Derivative      ative        (Month/  8)       4 and 5)      Date     Expira-            Number  ity      Month     (I)      ship
Security        Secur-       Day/     ------   ------------  Exer-    tion               of      (Instr.  (Instr.   (Instr.  (Instr.
(Instr. 3)      ity          Year)    Code V    (A)   (D)    cisable  Date     Title     Shares  5)       4)        4)       4)
------------------------------------------------------------------------------------------------------------------------------------

Employee Stock  Cdn. $3.00   9/21/99  M               94,000 5/5/97   5/5/02   Class "A" 94,000
Options                                                                        Shares
------------------------------------------------------------------------------------------------------------------------------------
Employee Stock  Cdn. $16.13  9/21/99  A    V    94,000       9/21/99  5/5/02   Class "A" 94,000           -0- (1)   D
Options                                                                        Shares
------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

====================================================================================================================================

Explanation of Responses:

(1) Does not include options to purchase and aggregate of 782,000 Class "A" shares granted to the reporting person under the Company's 1997 stock option plan.


          /s/ Holden L. Ostrin                                  10/12/99
---------------------------------------------            -----------------------
      **Signature of Reporting Person                             Date
      Holden L. Ostrin


** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.

     See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.